Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
March 20, 2019	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

Benjamin Bochnowski Appointed To The Department Of Financial Institutions

Board of Directors

Munster, IN – Governor Eric Holcomb has appointed Benjamin Bochnowski to the Department of Financial Institutions (DFI) Board of Directors. The Board is a bipartisan board of seven members, all of which are appointed by Governor Holcomb.

The responsibility of the DFI is to regulate and supervise financial services providers in a manner that assures the residents of Indiana adequate and proper financial services. They are responsible for protecting the interest of depositors, borrowers, shareholders, and consumers along with promoting safety and soundness in Indiana’s state chartered financial institutions. Additionally, the DFI advocates and enforces compliance with applicable state and federal laws.

“I am honored to be appointed to the DFI Board. This is an incredible opportunity which allows me to represent the Banking Industry both in Northwest Indiana as well as the broader state of Indiana,” Ben Bochnowski, president and chief executive officer of Peoples Bank, said. “At Peoples Bank, our mission is to help our customers and communities be more successful, and serving on this Board ties directly into that mission. I gladly accept this appointment on behalf of all of my colleagues at Peoples Bank, and it wouldn’t be possible without their hard work every day in the service of our mission. I’d also like to thank our Board of Directors for their confidence and support in me and the team as I take on this role,” Bochnowski added.

Bochnowski’s appointment is a 2 year term to fill a vacant spot, with the opportunity to be reappointed to a 4 year term.